THIS PROMISSORY NOTE PROVIDES FOR A LUMP SUM/BALLOON PAYMENT OF PRINCIPAL AND ACCRUED INTEREST, WHICH OBLIGATION MAY IMPOSE A SUBSTANTIAL FINANCIAL OBLIGATION ON THE MAKER

AMENDED AND RESTATED UNSECURED PROMISSORY NOTE

January 27, 2025, Deerfield Beach, Florida

FOR VALUE RECEIVED, Capstone Companies, Inc., a Florida corporation, (the “Maker”) promises to pay to the order of Coppermine Ventures, LLC, a Maryland limited liability company, or its registered assigns or successors in interest, (collectively, “Payee”) the amounts loaned to Maker hereunder and in good funds on deposit for Maker by Payee. Maker and Payee may also be referred to individually as a “party” and collectively as the “parties” below. Intending to be legally bound, the parties agree:

Principal Amounts. (a) 2024 Principal. The principal sum of One Hundred Twenty-Five Thousand Nine Hundred Fourteen U.S. Dollars and No Cents ($125,914) (“2024 Principal”), which is money loaned by Payee in good funds on deposit for Maker and was loaned under a certain Unsecured Promissory Note, dated October 31, 2024, issued by the Maker to Payee (“2024 Note”). The 2024 Principal was used by Maker to pay essential working capital expenses due in September 2024; and

(b) Quarter Four 2024 Principal. The principal sum of Fifty-Three Thousand Eighteen U.S. Dollars and No Cents ($53,018) (“Quarter Four 2024 Principal”), which is money loaned by Payee in good funds on deposit for Maker and was advanced to Maker to pay essential working capital expenses through December 31, 2024; and

(c) 2025 Principal. The principal sum of Three Hundred Six Thousand and Two Hundred Thirty-One U.S. Dollars ($306,231) (“2025 Principal”) that is to be advanced under this Amended and Restated Unsecured Note (“2025 Note”) by Payee to Maker in draws made on a fiscal quarterly basis in the amounts specified below in Table I. All loaned amounts are to be used for the payment of estimated working capital expenses of Maker, denoted in TABLE 1, below.

(d) Cumulative Principal totals Four Hundred Eight-Five Thousand One Hundred Sixty-Three U.S Dollars and No Cents ($485,163).

TABLE I

Expense	Quarter 1 2025	Quarter 2 2025	Quarter 3 2025	Totals
Public company compliance/Regulatory Expenses	$42,850	$27,050	$47,050	$116,950
Accounting/Legal	$46,860	$23,300	$56,300	$126,460
Insurance	$14,769	$14,769	$14,679	$44,307
Software/ Operating Expense	$6,884	$6,055	$5,575	$18,514
Projected Working Capital. Needs thru 9-30-2025	$111,363**	$71,174	$123,694	$306,231

** Previously projected at $142,070 in original Management Transition Agreement between Maker and Payee.

2. Draws on 2025 Principal. (a) The quarterly amounts of draws under this 2025 Note and specified above (individually, a “Draw” and collectively, the “Draws”) will be loaned to Maker by Payee in accordance with the following schedule and transmitted in accordance with Section 2(b) below:

TABLE II

Quarterly Draws	Quarter 1 Draw:	Quarter 2 Draw:	Quarter 3 Draw:
Estimated Date for Draws	January 28, 2025	April 1, 2025	July 1, 2025
Amount of Draw	$111,363	$71,174	$123,694

(b) Transfer. Each Draw will be wired or electronically transferred to the Maker bank account identified in Exhibit One hereto (“Account”) on or before the due date specified in Table II above for that Draw. Wire or electronic transfer charges will be paid by Payee.

3. Valid Corporate Debt. The debt evidenced by this 2025 Note is a valid corporate debt of the Maker.

4. Interest. Interest on the 2024 Principal, Quarter Four 2024 Principal and 2025 Principal shall accrue simple annual interest at Seven Percent (7%). All accrued Interest shall be added to and become part of the applicable principal outstanding under this 2025 Note and all unpaid principal and unpaid accrued Interest thereon shall be due and payable in full and in a lump sum payment due on the “Maturity Date” (as defined in Section 5 below). Interest shall be computed on the basis of a three hundred sixty-five (365) day year, with any calculation based on actual days elapsed.

5. Maturity Date. 2024 Principal, Quarter Four 2024 Principal, 2025 Principal and all Interest accrued shall be due and payable in full on December 31, 2025 (“Maturity Date”). The Principal may be prepaid at any time at the election of Maker without penalty. Under no circumstances shall any individual, including, but not limited to, any executive officer, director, employee or stockholder of the Maker, be obligated personally for any obligations or liabilities of the Maker under this 2025 Note. All amounts due on this 2025 Note shall be due and payable without set-off, counterclaim or any other deduction whatsoever.

6. Superseding. This 2025 Note supersedes the 2024 Note in all respects and the 2025 Note evidences all loans by Payee to Maker under the 2024 Note and 2025 Note.

7. Application of Payments. (a) Order. All payments on the debts owed by Maker hereunder shall be made in name of the Payee and shall be applied as follows: (i) first to payment in full of any costs incurred in the collection of any sum due under this 2025 Note, including (without limitation) reasonable attorney’s fees; (ii) then to the payment in full of any late charges; (iii) then applied to the reduction of the unpaid 2024 Principal balance; (iv) then applied to the reduction of the 2025 Principal; (v) then applied to the Interest accrued on the 2024 Principal; and (v) then finally applied to the Interest accrued on the 2025 Principal.

(b) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means any day, except: (a) any Saturday; (b) any Sunday; (c) any other day which is a federal legal holiday in the United States; or (d) any day on which commercial banking institutions in the Broward County, Florida are authorized or required by law or other governmental action to close.

8. Events of Default. The following shall constitute an event of default of this 2025 Note (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay any payment of 2024 Principal, Quarter Four 2024 Principal, 2025 Principal or accrued Interest thereon due on the Maturity Date, provided, that the Maker will have seven (7) days after the Maturity Date to cure the late payment by payment in full of all sums due under this 2025 Note.

(b) Voluntary Bankruptcy. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency or other similar law, or the consent by Maker to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy. The entry of a decree or order for relief by a court having jurisdiction in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(d) Breach of Section 10. Maker breaches Section 10 of this 2025 Note, which breach is not cured within seven (7) days after the date of the breach.

9. Remedies. Upon the occurrence and during the continuance of an Event of Default specified in Section 8(a) (b), (c), (d) or (e) above, and expiration of any cure period without the Event of Default being cured in full, then the unpaid Principal amount of this 2025 Note and unpaid Interest accrued thereon, as well as all other sums due under this 2025 Note, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

10. Use of Proceeds. The 2025 Principal shall be used by the Maker solely to pay the working capital expenses listed in Table II above (the “Approved Payments”).

11. Waivers. The Maker, and any endorsers and guarantors of and any sureties for, this 2025 Note, each waive: (a) presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the 2025 Note; (b) all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this 2025 Note; or (c) all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

12. Unconditional Liability. Maker agrees that its liability under this 2025 Note shall be unconditional, without regard to the liability of any other person or entity, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this 2025 Note.

13. Notices. All notices, statements or other documents which are required or contemplated by this 2025 Note shall be made in writing and delivered: (i) personally by hand courier or sent by first class registered or certified mail, or recognized national overnight courier service, (ii) by facsimile with receipt confirmation, or (iii) by electronic mail with receipt confirmation. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally; or on the Business Day following receipt of written confirmation, if sent by facsimile or electronic transmission; or one (1) Business Day after delivery by a nationally recognized overnight courier service; or seven (7) days after date of certified or registered mail mailing through the U.S Postal Service. Notice address and contact information for the parties are set forth in Exhibit One hereto.

14. Construction. THIS 2025 NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS THEREOF.

15. Severability. Any provision contained in this 2025 Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Entire Agreement; Amendment; Waiver. This 2025 Note sets forth the entire agreement of the Maker and Payee in respect of the money loaned by Payee to Maker. Exhibit One hereto is incorporated herein by reference. Any amendment of this 2025 Note or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee. This 2025 Note is not conditioned upon, and does not obligate either party to negotiate, enter into or consummate any other agreement or transaction with the other party. This 2025 Note supersedes all prior agreements, instruments, commitments, obligations and undertaking of the parties or by a party, whether oral or written or electronic transmission, concerning debts owed to Payee by Maker.

17. Assignment. No assignment or transfer of this 2025 Note or any rights or obligations hereunder may be made by the Maker (by operation of law or otherwise) without the prior written consent of the Payee and any attempted assignment without the required written consent shall be void.

18. Acknowledgment. Maker and Payee have each had a reasonable opportunity to consult its own legal counsel and its own financial advisors about this 2025 Note and the loan hereunder prior to execution of this Note. The loan under this 2025 Note is a standalone commercial transaction and is not conditioned upon, made in reliance upon, or requiring consummation of any other agreement or transaction between the parties. Parties have only relied on the representations expressly stated in this 2025 Note in deciding to execute this 2025 Note and, for Payee, in making the loan under this 2025 Note.

19. Successors. The rights and obligations of the Maker and Payee hereunder shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

20. Lost or Mutilated. If this 2025 Note shall be mutilated, lost, stolen or destroyed, the Maker shall execute and deliver: (a) in exchange and substitution for and upon cancellation of a mutilated 2025 Note, a replacement promissory note for the unpaid 2025 Principal, Quarter Four 2024 Principal, 2024 Principal and accrued Interest; or (b) or in lieu of or in substitution for a lost, stolen or destroyed 2025 Note, a new replacement promissory note for the unpaid amounts due under this 2025 Note so lost, stolen or destroyed, but only upon receipt of evidence of the loss, theft or destruction of this 2025 Note that is reasonably satisfactory to the Maker.

21. Execution and Counterparts. This 2025 Note may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and instrument and shall become effective when counterparts have been signed by Maker and Payee and exchanged by the Maker and Payee. It is understood that both Maker and Payee need not sign the same counterpart and may sign on separate signature pages. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such a signature shall create a valid and binding obligation of the Maker or Payee, as the case may be, executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

22. Remedies and Other Obligations. The remedies provided in this 2025 Note shall be cumulative and in addition to all other remedies available under this 2025 Note at law or in equity (including a decree of specific performance or other injunctive relief). Amounts set forth or provided for herein with respect to payments, (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker shall provide all information and documentation to the Payee that is reasonably requested by the Payee to enable the Payee to confirm the Maker’s compliance with the terms and conditions of this 2025 Note.

23. Headings. The headings contained herein are for convenience only, do not constitute a part of this 2025 Note and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Maker and Payee, intending to be legally bound hereby, has caused this 2025 Note to be duly executed by their respective authorized signatory.

MAKER: CAPSTONE COMPANIES, INC., a Florida corporation

By: ___________________________________________ Date January ____, 2025

Stewart Wallach, Chief Executive Officer

PAYEE: Coppermine Ventures, LLC, a Maryland limited liability company

By: __________________________________________ Date January ____, 2025

Alexander Jacobs, Managing Member/Manager

Exhibit One: Maker Bank Account and Parties’ Principal Business Address for Notices

MAKER’S ACCOUNT:

Wire Information provided under email to Payee